Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

New York Community Bancorp, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-1 of New York Community Bancorp, Inc. of our reports dated February 26, 2021, with respect to the consolidated statements of condition of New York Community Bancorp, Inc. as of December 31, 2020 and 2019, the related consolidated statements of income and comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10-K of New York Community Bancorp, Inc.

Our report refers to the change of New York Community Bancorp, Inc.’s method of accounting for the recognition and measurement of credit losses as of January 1, 2020 due to the adoption of ASC Topic 326, Financial Instruments – Credit Losses.

/s/ KPMG LLP

New York, New York

April 15, 2021